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                                                                Exhibit 2



            AMENDMENT, dated as of December 28, 1995 (the "Amendment"), to the Share Purchase Agreement, dated as of October 31, 1995 (the "Purchase Agreement"), by and among WENDY'S INTERNATIONAL, INC., an Ohio Corporation ("Wendy's"), 1149658 ONTARIO INC., an Ontario corporation ("Newco"), 632687 ALBERTA LTD., an Alberta corporation (the "Company"), and RONALD V. JOYCE ("Seller").

            WHEREAS, Wendy's, Newco, the Company and Seller are parties to the Purchase Agreement; and

            WHEREAS, the Company has been continued under the laws of Ontario as 1052106 Ontario Limited; and

            WHEREAS, the parties to the Purchase Agreement desire to modify certain provisions of the Purchase Agreement as set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

            1. All capitalized terms used in the Amendment and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

            2.   (a)   Section 1.1(b) of the Purchase Agreement is hereby
amended by adding the following after the parenthetical at the end of the first sentence of such section: ", and Seller shall be paid the amount of Cdn. $100."

                 (b) Section 1.2(b) of the Purchase Agreement is hereby amended by adding the following after the words "Share Consideration" at the end of such section: ", and Seller shall receive a payment (by wire transfer or cheque) in the amount of Cdn. $100."

                 (c) Section 5.3(d) of the Purchase Agreement is hereby amended by adding the following words after the words "Share Consideration": ", and Seller shall have received a payment (by wire transfer or cheque) in the amount of Cdn $100."

            3. Section 7.1 is hereby amended and restated in its entirety as follows:

                 "Notwithstanding any investigation by any party hereto and notwithstanding the Closing hereunder, all representations and warranties made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the
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                 "Survival Period"); provided, however, that any claim relating to the subject matter of any Wendy's Initial Notice, Seller Initial Notice or notice of a third party claim pursuant to
                 Section 7.5(c) or Section 7.6(c) given within the Survival Period shall survive the termination of the Survival Period and continue until the resolution of such claim. The covenants and agreements set forth in this Agreement shall survive the Closing and shall continue in accordance with their terms."

            4.   (a)   Section 7.2(a) of the Purchase Agreement is hereby
amended and restated in its entirety as follows:

                 "(a) Subject to the terms and conditions of this Article 7, Seller and the Company hereby jointly and severally agree to indemnify, defend and hold harmless Wendy's and Newco and each of their respective directors and officers (collectively, the "Wendy's Group") from and against any and all Damages (except that, for purposes of this subsection 7.2(a)(i)(y), Damages shall mean any actual Damages incurred, as well as any potential Damages to the extent a reserve is required to be established with respect thereto under U.S. GAAP) asserted against, resulting from, imposed on or incurred or suffered by the Wendy's Group directly or indirectly (with Damages of the Company, a Company Subsidiary or an Affiliated Entity, other than 467052 Ontario Limited, being deemed to be suffered by the Wendy's Group) as a result of or arising from the following (collectively, "Wendy's Claims"): (i)(x) any breach or alleged breach of any of the representations or warranties made by Seller or the Company in this Agreement, in any Transaction Agreement or in any certificate or other document furnished by or on behalf of Seller or the Company, any Company Subsidiary or any Affiliated Entity pursuant to this Agreement or any of the Transaction Agreements (other than Seller's and the Company's representations and warranties with respect to any Environmental Matter, including, but not limited to, the representations and warranties contained in Section 2.23 hereof) or (y) any item listed on Schedule 7.2(a) hereto (provided, however, that the Wendy's Group shall not be entitled to indemnification for Wendy's Claims pursuant to this clause (i) unless and until the Damages which the Wendy's Group is entitled to claim pursuant to this clause (i) exceed, in the aggregate, Cdn. $2,500,000 (the "Deductible"); and provided further that, thereafter, subject to Section 7.3, the Wendy's Group shall be entitled to indemnification in respect of all Damages which may be claimed pursuant to this

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                 clause (i) in excess of the Deductible); (ii) any failure or alleged failure by Seller or the Company to perform any of its covenants, obligations or agreements contained in this Agreement, any Transaction Agreement or any certificate or document furnished by or on behalf of Seller or the Company or any Company Subsidiary pursuant to this Agreement or any of the Transaction Agreements; and (iii) the disposition of the interests of the Company or the Company Subsidiaries in the assets described in Schedule 4.9(a)."

                 (b) Sections 7.5 (a) and (b) of the Purchase Agreement are hereby amended and restated in their entirety as follows:

                 "(a) Prior to the assertion of any Wendy's Claim, Wendy's shall notify Seller in writing that one or more members of the Wendy's Group intend to assert a Wendy's Claim hereunder. Such notice (the "Wendy's Initial Notice") shall not set forth the amount of such Wendy's Claim, but shall generally describe the nature thereof. Within 10 business days of the receipt by Seller of a Wendy's Initial Notice, the Chief Executive Officer of Wendy's (or his designee) shall meet with Seller (or his designee) to discuss the Wendy's Claim which is the subject matter of the Wendy's Initial Notice. The parties shall in good faith endeavour to reach a mutually satisfactory agreement with respect to the issues underlying such Wendy's Claim within 10 business days (a "Meeting Period") of the date of the first meeting of Wendy's Chief Executive Officer (or his designee) and Seller (or his designee) with respect to such Wendy's Claim. Any such agreement reached by Wendy's and Seller pursuant to this Section 7.5(a) shall be reduced to a writing and be binding on all parties hereto. If no agreement is reached prior to the expiration of such Meeting Period, Wendy's shall be entitled to give notice (the "Wendy's Claim Notice") to Seller of the assertion of a Wendy's Claim indicating (i) the amount of the Wendy's Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Wendy's Claim and (ii) the alleged basis of the Wendy's Claim. If Seller does not dispute the basis and/or amount of any Wendy's Claim within 5 business days of receiving a Wendy's Claim Notice, Wendy's shall have the right on behalf of the claiming member or members of the Wendy's Group making such Wendy's Claim promptly to recover indemnity as and to the extent provided herein and in the Escrow Agreement, which shall constitute recovery on behalf of the relevant member or members of the Wendy's Group. If Seller disagrees with the basis of

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                 the Wendy's Claim specified in the Wendy's Claim Notice and/or the amount of Damages caused thereby, then within 5 business days of receiving such Wendy's Claim Notice, Seller shall give notice to Wendy's of such disagreement. After receipt of such notice, Wendy's shall be entitled to take the dispute to a court of competent jurisdiction. Subject to Section 7.1 hereof, the delay or failure of Wendy's to provide a Wendy's Initial Notice or a Wendy's Claim Notice shall not in any way limit the indemnification rights of the members of the Wendy's Group hereunder. If the time periods set forth in this Section 7.5(a) are not reasonably practical, the parties hereto shall agree to such reasonably practical time periods as they deem appropriate; provided, however, that such time periods shall not exceed 45 business days, in the aggregate.

                 (b) During the period commencing on the date a Wendy's Initial Notice is given until the date a Wendy's Claim Notice is given or an agreement is reached in respect of the subject matter of such Wendy's Initial Notice, Seller shall be entitled to make (at his own cost and expense) such investigations with respect to the Wendy's Claims specified in the Wendy's Initial Notice as Seller deems necessary. For the purpose of such investigation, the claiming member of the Wendy's Group shall make available to Seller, at Seller's request, the information which forms the basis for such Wendy's Claims."

                 (c) Sections 7.6 (a) and (b) of the Purchase Agreement are hereby amended and restated in their entirety as follows:

                 "(a) Prior to the assertion of any Seller Claim, Seller shall notify Wendy's in writing that Seller intends to assert a Seller Claim hereunder. Such notice (the "Seller Initial Notice") shall not set forth the amount of such Seller Claim, but shall generally describe the nature thereof. Within 10 business days of the receipt by Wendy's of a Seller Initial Notice, the Chief Executive Officer of Wendy's (or his designee) shall meet with Seller (or his designee) to discuss the Seller Claim which is the subject matter of the Seller Initial Notice. The parties shall in good faith endeavour to reach a mutually satisfactory agreement with respect to the issues underlying such Seller Claim within a Meeting Period. Any such agreement reached by Wendy's and Seller pursuant to this Section 7.6(a) shall be reduced to a writing and be binding on all parties hereto. If no agreement is reached prior to the expiration of such Meeting Period,

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                 Seller shall be entitled to give notice (the "Seller Claim
                 Notice") to Wendy's of the assertion of a Seller Claim indicating (i) the amount of the Seller Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Seller Claim and (ii) the alleged basis of the Seller Claim. If Wendy's does not dispute the basis and/or amount of any Seller Claim within 5 business days of receiving a Seller Claim Notice, Seller shall have the right promptly to recover indemnity as and to the extent provided herein. If Wendy's disagrees with the basis of the Seller Claim specified in the Seller Claim Notice and/or the amount of damages caused thereby, then within 5 business days of receiving such Seller Claim Notice, Wendy's shall give notice to Seller of such disagreement. After receipt of such notice, Seller shall be entitled to take the dispute to a court of competent jurisdiction. Subject to Section 7.1 hereof, the delay or failure of Seller to provide a Seller Initial Notice or a Seller Claim Notice shall not in any way limit the indemnification rights of Seller hereunder. If the time periods set forth in this Section 7.6(a) are not reasonably practical, the parties hereto shall agree to such reasonably practical time periods as they deem appropriate; provided, however, that such time periods shall not exceed 45 business days, in the aggregate.

                 (b) During the period commencing on the date a Seller Initial Notice is given until the date a Seller Claim Notice is given or an agreement is reached in respect of the subject matter of such Seller Initial Notice, Wendy's shall be entitled to make (at his own cost and expense) such investigations with respect to the Seller Claims specified in the Seller Initial Notice as Wendy's deems necessary. For the purpose of such investigation, Seller shall make available to Wendy's, at Wendy's request, the information which forms the basis for such Seller Claims."

            5.   Section 8.1 shall be amended as follows:

                 (a) by inserting the following after the definition of "Material Contracts" and before the definition of "Non-Standard Agreements":

                 "Meeting Period" has the meaning ascribed to it in Section 7.5(a);

                 (b) by inserting the following after the definition of "Seller Claim" and before the definition of "Seller's Representatives":


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                 "Seller Claim Notice" has the meaning ascribed thereto in
                 Section 7.6(a);

                 "Seller Initial Notice" has the meaning ascribed thereto in
                 Section 7.6(a);

                 (c) by inserting the following after the definition of "Wendy's Claims" and before the definition of "Wendy's Common Shares":

                 "Wendy's Claim Notice" has the meaning ascribed thereto in
                 Section 7.5(a);

                 (d) by inserting the following after the definition of "Wendy's Group" and before the definition of "Wendy's Material Adverse Effect":

                 "Wendy's Initial Notice" has the meaning ascribed thereto in
                 Section 7.5(a);

            6. Schedule 4.9(a) to the Purchase Agreement is hereby amended by adding the following two items:

                 "5. All of TDL's shares of 467052 Ontario Limited.

                 6. Condominium apartment owned by TDL, located in Fort Lauderdale, Florida bearing municipal address Unit 201-E, Heritage Landings Condo, 3031 NE 51st Street, Fort Lauderdale, Florida 33308."

            7. Except as herein specifically provided otherwise, the Purchase Agreement shall remain in full force and effect and shall not otherwise be modified or amended hereby.

            8. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario (and the laws of Canada applicable therein), without regard to their respective conflict of law rules.

            9. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment as of the date first above written.

                                      WENDY'S INTERNATIONAL, INC.


                                      By:  /s/  Gordon F. Teter
                                      --------------------------
                                      Name:  Gordon F. Teter
                                      Title: President, Chief Executive
                                             Officer and Chief Operating Officer

                                        1149658 ONTARIO INC.


                                        By:  /s/  Gordon F. Teter
                                           --------------------------
                                           Name:  Gordon F. Teter
                                           Title: Chairman of the Board and
                                                  President

                                        RONALD V. JOYCE


 /s/ Philip Brown                        /s/ Ronald V. Joyce
-----------------------------           -----------------------------
Witness to signature
of Ronald V. Joyce


                                        1052106 ONTARIO LIMITED (formerly
                                        632687 Alberta Ltd.)


                                        By:  /s/  Ronald V. Joyce
                                           --------------------------
                                           Name:  Ronald V. Joyce
                                           Title: President and Chief Executive
                                                  Officer


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                                                                 Schedule 7.2(a)



1. The items listed under "Schedule 2.1(a) - Exceptions to Due Qualification" on p. 1 of the List of Estimated Damages under the Share Purchase Agreement, dated November 30, 1995 (the "List of Specified Items"), attached to Robert Glass' letter to Philip Brown, dated December 1, 1995;

2. the items listed under "Schedule 2.9 - Employment Related Matters" on p. 7 of the List of Specified Items, to the extent Damages as a result of or arising from such items exceed Cdn. $120,000, in the aggregate;

3. the items listed under "Schedule 2.10 - Litigation" on pp. 8 through 13 of the List of Specified Items and the items listed on Schedule 4.4(a) to the Purchase Agreement, to the extent Damages as a result of or arising from such items exceed Cdn. $300,000, in the aggregate(1);

4.   the following items listed under "Schedule 2.12":

     4.1 "2.12(d)(ii) -Necessary Permits, Consents and Approvals" on p. 18 of the List of Specified Items;

     4.2 "2.12(d)(iv) - Franchise Agreements with Other Parties to Operate Shops" on p. 18 of the List of Specified Items;

5. the items listed under "Schedule 2.12(e) and 2.15(c)" on pp. 19 through 25 of the List of Specified Items, to the extent Damages as a result of or arising from such items are not the responsibility of Franchisees under applicable leases;

6. the items listed under "Schedule 2.12(e) - Franchisee Real Property" on pp. 26 through 29 of the List of Specified Items, to the extent Damages as a result of or arising from such items exceed Cdn. $65,000, in the aggregate;

7. the item listed under "Schedule 2.13 - Contracts and Commitments" "Section 2.13(c)" on p. 33 of the List of Specified Items;


-----------------------
(1) With respect to item 3 it is understood and agreed that none of such litigation shall be settled without Seller's (or his representative's) prior consent, not to be unreasonably withheld.
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8.   the items listed under "Schedule 2.15 - Company Leases" on p. 34 of the
     List of Specified Items.